Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of EVERTEC, Inc. of our report dated March 13, 2013, except for the effects of the stock split discussed in Note 1 to the consolidated financial statements, as to which the date is April 1, 2013, relating to the financial statements and financial statement schedule of EVERTEC, Inc., which appear in EVERTEC, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-186487). We also consent to the reference to us under the heading “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Juan, Puerto Rico

April 11, 2013